Exhibit 99.1

Cathay General Bancorp Announces 10th Consecutive Year of Double-Digit Earnings
                Growth and Record 2003 Earnings of $55.6 Million

    LOS ANGELES, Jan. 27 /PRNewswire-FirstCall/ -- Cathay General Bancorp (the "Company"), (Nasdaq: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the fourth quarter and for the year ended
December 31, 2003.

                         STRONG FINANCIAL PERFORMANCE

           4th Quarter 2003   4th Quarter 2002   Year 2003      Year 2002
     Net
      income  $16.8 million    $12.1 million  $55.6 million  $48.7 million
     Basic
      earnings
      per share       $0.72            $0.67          $2.87          $2.71
     Diluted
      earnings
      per share       $0.71            $0.67          $2.85          $2.69
     Return on
      average assets  1.28%            1.78%          1.58%          1.88%
     Return on
      average
      stockholders'
      equity         11.99%           16.89%         15.13%         18.30%
     Efficiency
      ratio          39.57%           37.88%         36.73%         36.00%


    FOURTH QUARTER HIGHLIGHTS

     -- Fourth quarter earnings increased $4.7 million, or 39%, compared to the same quarter a year ago.
     --  Merger with GBC Bancorp closed on October 20, 2003.
     -- Net recoveries of $191,000 in the fourth quarter of 2003, compared with net charge-offs of $89,000 in the year ago quarter.
     -- Return on average stockholders' equity was 11.99% and return on average assets was 1.28% for the quarter ended December 31, 2003.
     -- Effective tax rate for the fourth quarter was 43% compared to 31% in the same quarter in 2002 primarily as a result of certain tax benefits recorded in the first three quarters of 2003 that were reversed in the fourth quarter.

    FULL YEAR HIGHLIGHTS

     -- Record net income of $55.6 million or 14% over 2002. This strong net earnings performance resulted in an increase of 6% in diluted income per share to $2.85 compared with diluted income per share of $2.69 a year ago.
     -- Total assets increased by 101% from 2002, due primarily to the merger with GBC Bancorp.
     -- Gross loans grew to $3.3 billion from December 31, 2002, an increase of $1.4 billion or 76%.
     -- Deposit balances grew to $4.4 billion from December 31, 2002, an increase of $2.1 billion or 91%.
     -- Net recoveries of $66,000 for 2003 compared to net charge-offs of $5.4 million in 2002.

    "Our record results for the fourth quarter of 2003 were achieved as we prepare for the integration of General Bank with Cathay Bank. Strong organic loan growth, an improvement in the net interest margin and net recoveries were all factors that contributed to the record results. We believe the completion of our merger with GBC Bancorp on October 20, 2003 positions us to become the bank of choice catering primarily to Asian-American business and retail customers in key U.S. markets," commented Dunson Cheng, Chairman of the Board and President of the Company.

    "As we complete and implement our integration plans, we are convinced that the combined Cathay Bank will maintain highly efficient operations and a commitment to strong loan growth while maintaining sound underwriting criteria. We expect the conversion to a single common computer system to occur in April 2004 with a good level of customer retention," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

    "We are optimistic that 2004 will be another record year for Cathay General Bancorp as we build on our larger size and scale to grow and better serve our attractive customer niche," concluded Dunson Cheng.

    INCOME STATEMENT REVIEW

    Net interest income before provision for loan losses

    Our net interest income before provision for loan losses increased to $45.9 million during the fourth quarter of 2003, or 70.7% higher than the $26.9 million during the same quarter a year ago. The increase was due primarily to the merger with GBC Bancorp and strong growth in loans.

    The net interest margin, on a fully taxable-equivalent basis, increased 10 basis points from 3.74% during the third quarter 2003 to 3.84% for the fourth quarter 2003, primarily as a result of the sale of lower yielding securities. The net interest margin decreased from 4.28% in the fourth quarter of 2002 to 3.84% in the fourth quarter of 2003, primarily as a result of the 50 and 25 basis point drops in the federal funds rate in November 2002 and June 2003, respectively, the prepayments, calls and sales of higher yielding securities and the related lagging effect on our interest-bearing time deposit accounts.

    For the fourth quarter of 2003, the interest rate earned on our average interest-earning assets was 4.91% on a fully taxable-equivalent basis, and our cost of funds on average interest-bearing liabilities equaled 1.29%. In comparison, for the fourth quarter of 2002, the interest rate earned on our average interest-earning assets was 5.74% and our cost of funds on average interest-bearing liabilities equaled 1.78%.

    Provision for loan losses

    We increased the provision for loan losses by $700,000 to $2.2 million during the fourth quarter of 2003, compared with $1.5 million for the fourth quarter of 2002. The provision for loan losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to maintain an allowance that management believes should be sufficient to absorb loan losses inherent in the Company's loan portfolio. Total net recoveries for the fourth quarter of 2003 were $191,000 compared with a net charge-offs of $89,000 during the fourth quarter of 2002.

    Non-interest income

    Non-interest income, which includes revenues from service charges on deposit accounts, letters of credit commissions, securities sales, loan sales, wire transfer fees, and other sources of fee income, was $6.6 million for the fourth quarter of 2003, an increase of $3.0 million, or 82.0%, compared to the non-interest income of $3.6 million for the fourth quarter of 2002.

    For the fourth quarter of 2003, the Company realized a net gain on the sale of securities of $2.5 million compared to a $45,000 net gain for the same quarter in 2002.

    Letters of credit commissions increased $383,000, or 80.5%, from $476,000 in the fourth quarter 2002 to $859,000 in the fourth quarter of 2003. Comparing the fourth quarter of 2003 to the fourth quarter of 2002, depository service fees increased $286,000, or 19.5%. These increases were due primarily to the merger with GBC Bancorp.

    Non-interest expense

    Non-interest expense increased $9.2 million to $20.8 million in the fourth quarter of 2003 primarily due to the merger with GBC Bancorp. The efficiency ratio was 39.57% for the fourth quarter 2003 compared to 37.88% in the year ago quarter. The efficiency ratio excluding the amortization of core deposit intangibles was 37.60% for the fourth quarter of 2003 compared to 37.73% for the fourth quarter of 2002. The increase in non-interest expense during the fourth quarter 2003 was primarily attributable to higher salaries and employee benefits expense of $4.8 million, higher core deposit amortization of $1.1 million, and higher other operating expenses of $1.1 million. These increases were all due primarily to the merger with GBC Bancorp.

    Income taxes

    The effective tax rates for the fourth quarter of 2003 and 2002 were 43.2% and 30.9%, respectively. The effective tax rates for the full year 2003 and 2002 were 36.7% and 31.4%, respectively. The higher effective tax rate for 2003 reflects changes in the mix of tax rates applicable to income before tax and the absence of certain tax benefits recognized in 2002, including benefits related to the Company's previously disclosed regulated investment company (RIC). In the fourth quarter, the Company reversed the net state tax benefits recorded in the first three quarters of 2003 related to the real estate investment trust (REIT) formed during 2003 and reflected no such benefits in the fourth quarter related to its REIT.

    On December 31, 2003, the California Franchise Tax Board announced its position that certain transactions related to RICs and REITs will be disallowed pursuant to legislation recently enacted into law in the fourth quarter of 2003. The Company previously deregistered its RIC in 2003 and does not expect to record any tax benefits relating to the REIT in 2004. The Company created these subsidiaries for the purpose of raising capital. The Company believes it is appropriately reserved for the benefits previously recognized in the three prior years. The Company also believes that its position has merit and will accordingly pursue its claims and defend its use of these entities and transactions.

    BALANCE SHEET REVIEW

    Total assets increased by $2.8 billion to $5.5 billion at December 31, 2003, up 101.2% from year-end 2002 of $2.8 billion. The increase in total assets was due primarily to the merger with GBC Bancorp.

    The growth of gross loans and leases to $3.3 billion as of December 31, 2003 from $1.9 billion as of December 31, 2002, represents a
$1.4 billion, or 76.1%, growth due primarily to the merger with GBC Bancorp. General Bank had total gross loans of $1.2 billion as of October 20, 2003, the date of merger.

    The changes in the loan composition from year-end 2002 are presented below:

    (Dollar in
      thousands)               December 31,       December 31,      % Change
                                   2003               2002
     Loans
     Commercial                    $956,382        $563,675            70
     Residential mortgage           262,954         231,371            14
     Commercial mortgage          1,715,434         943,391            82
     Real estate construction       359,339         122,773           193
     Installment                     11,452          15,570           (26)
     Other                              860             447            92
       Gross loans and leases    $3,306,421      $1,877,227            76

     Allowance for loan losses     (65,808)        (24,543)           168
     Unamortized deferred
      loan fees                    (10,862)         (4,606)           136

       Total loans and
        leases, net              $3,229,751      $1,848,078            75

    The increase in total assets from year-end 2002 was funded primarily by deposits, which increased by $2.1 billion or 91%, to $4.4 billion, and by the increase in wholesale borrowings of $345 million. The deposit increase was comprised of $1.2 billion or 92% in lower-cost core deposits, and $0.9 billion or 90% in time deposits of $100,000 or more. General Bank had total deposits of $1.9 billion at the date of the merger. The changes in the deposit composition from year-end 2002 are presented below:

    (Dollars
     in thousands)               December 31,    December 31,       % Change
                                    2003            2002
     Deposits
     Non-interest-
      bearing deposits             $633,556        $302,828           109
     Interest-bearing
      checking deposits             937,317         309,665           203
     Savings deposits               425,076         290,226            46
     Time deposits under $100       559,305         425,138            32
     Time deposits of
      $100 or more                1,872,827         986,786            90
        Total deposits           $4,428,081      $2,314,643            91

    Federal funds purchased and securities sold under agreements to repurchase increased by $54.0 million to $82.5 million at December 31, 2003, compared with $28.5 million at year-end 2002. Advances from the Federal Home Loan Bank increased to $258.3 million at year-end compared to $50.0 million at year-end 2002. Other borrowings increased $27.6 million from year-end 2002.

    Stockholders' equity of $619.3 million rose $331.3 million or 115% from December 31, 2002. The Company issued 6.75 million shares of common stock valued as of the time of the announcement of the merger at $40.78 per share for a portion of the merger consideration for GBC Bancorp. The Company also paid $162.4 million in cash and assumed stock options for 708,280 of the Company's shares in exchange for stock options under GBC Bancorp's 1999 stock option plan for the remainder of the merger consideration for GBC Bancorp.

    ASSET QUALITY REVIEW

    Non-performing assets to gross loans plus other real estate owned increased to 1.18% at December 31, 2003, from 0.39% at December 31, 2002, and from 0.24% at September 30, 2003. Total non-performing assets increased to $39.3 million at December 31, 2003, compared with $7.2 million at December 31, 2002, and $4.9 million at September 30, 2003. Non-performing loans increased to $38.9 million at December 31, 2003, compared with year-end 2002 of $6.6 million, and $4.3 million at September 30, 2003. General Bank had $25.5 million in non-accrual loans as of the merger date.

    The allowance for loan losses amounted to $65.8 million at December 31, 2003, and represented the amount that the Company believes should be sufficient to absorb loan losses inherent in the Company's loan portfolio. General Bank had an allowance for the losses of $34.0 million at the date of the merger. The allowance for loan losses represented 2.00% of period-end gross loans and 169% of non-performing loans at December 31, 2003. The comparable ratios were 1.31% of gross loans and 372% of non-performing loans at December 31, 2002. The changes to the Company's asset quality results are highlighted below:

    (In thousands)           December 31, 2003  December 31, 2002 % Change
     Non-performing assets
     Accruing loans past
      due 90 days or more            $5,916          $2,468           140
     Non-accrual loans               32,959           4,124           699
       Total non-performing loans    38,875           6,592           490

     Other real estate owned            400             653           (39)
     Total non-performing assets    $39,275          $7,245           442
     Troubled debt restructurings    $5,808          $5,266            10

    Troubled debt restructurings totaled $5.8 million at December 31, 2003, compared to $5.3 million at year-end 2002. There were six loans in the category, which were all current as of December 31, 2003.

    CAPITAL ADEQUACY REVIEW

    The Tier 1 risk-based capital ratio of 10.05%, total risk-based capital ratio of 11.30%, and Tier 1 leverage capital ratio of 7.94%, continued to place the Company in the "well capitalized" category, which is defined as institutions with a total risk-based capital ratio equal to or greater than ten percent, a Tier 1 risk-based capital ratio equal to or greater than six percent and a Tier 1 leverage capital ratio equal to or greater than five percent. At December 31, 2002, the Company's Tier 1 risk-based capital, total risk-based capital and Tier 1 leverage capital ratios were 11.93%, 13.01%, and 10.11%, respectively.

    In the fourth quarter of 2003, the Company completed an additional issuance of $12.5 million of trust preferred securities, which qualify as Tier 1 capital under current regulatory guidelines. The trust preferred securities were issued by a newly established subsidiary of the Company named Cathay Capital Trust II and have a variable interest rate of three-month LIBOR plus 2.9% and mature in 2034. The trust preferred securities are redeemable, in whole or in part, at the option of the Company, once each quarter beginning March 30, 2009. As of December 31, 2003, the total junior subordinated notes issued by the Company to the trusts totaled $53.9 million. Such trusts are no longer consolidated in accordance with a December 2003 accounting pronouncement. In addition, the Company's REIT raised $4.3 million of Tier 1 capital from sale of its preferred stock to accredited investors in the fourth quarter of 2003.

    YEAR-TO-DATE REVIEW

    Net income was $55.6 million or $2.85 per diluted share for year ended December 31, 2003, an increase of 14.1% over the $48.7 million or $2.69 per diluted share for the same period a year ago. The net interest margin, on a fully taxable-equivalent basis for the year ended December 31, 2003 decreased 48 basis points to 3.87% compared to 4.35% for the year ended 2002.
Return on average stockholders' equity was 15.13% and return on average assets was 1.58% for the year of 2003, compared to a return on average stockholders' equity of 18.30% and a return on average assets of 1.88%, for the year ended December 31, 2002. For the years ended December 31, 2003 and 2002, the efficiency ratio was 36.73% and 36.00%, respectively.

    ABOUT CATHAY GENERAL BANCORP

    Cathay General Bancorp is the one-bank holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 38 branches in California, three branches in New York State, two branches in Massachusetts, one in Houston, Texas, one in Washington State, and representative offices in Hong Kong and Shanghai, China. In addition, the Bank's subsidiaries, Cathay Investment Company and GBC Investment & Consulting Company, Inc., both maintain an office in Taipei. As part of its post-merger integration plans to efficiently serve its customers, Cathay Bank intends to close four branches in Southern California and three branches in Northern California in or after April 2004 and to consolidate their operations with nearby branches. Cathay Bank's website is found at http://www.cathaybank.com /.

    FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

    Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, such words as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may," "will," "should," "could," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology or similar expressions. Forward-looking statements are not guarantees. They involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, or achievements, of Cathay General Bancorp to be materially different from any future results, performance, or achievements, expressed or implied by such forward-looking statements. Such risks and uncertainties and other factors include, but are not limited to adverse developments, or conditions related to or arising from: fluctuations in interest rates, ability to integrate its operations after its recent merger and realize the benefits of its merger, demographic changes, inflation, competition, war and terrorism, general economic or business conditions in California and other regions where Cathay Bank has operations such as the currently unknown impact of the California budget deficit, changes in business strategy, including the formation of a real estate investment trust (REIT) and the deregistration of its registered investment company (RIC), and legislative and regulatory developments (particularly, the potential effects of recently enacted California tax legislation and the subsequent Franchise Tax Board announcement on December 31, 2003 regarding the taxation of REITs and RICs. These and other factors are further described in its predecessors Cathay Bancorp Inc.'s and GBC Bancorp's Annual Reports on Form 10-K for the year ended December 31, 2002, their Quarterly Reports on Form 10-Q, its registration statement on Form S-4 relating to the GBC Bancorp merger, and other filings it makes in the future with the Securities and Exchange Commission ("SEC") from time to time. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statements or to publicly announce the results of any revision of any forward-looking statement to reflect future developments or events.

    Cathay General Bancorp's filings with the SEC are available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov , or by requests directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations
(213) 625-4749.

                              CATHAY GENERAL BANCORP
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)

                           Three months ended        For the years ended
    (Dollars in thousands,    December 31,               December 31,
     except per share                      %                           %
     data)             2003      2002    Change   2003     2002     Change

    FINANCIAL PERFORMANCE
    Net interest income
     before provision
     for loan losses  $45,898   $26,884    71  $127,119  $104,141     22
      Provision for
       loan losses      2,200     1,500    47     7,150     6,000     19
        Net interest
         income after
         provision for
         loan losses   43,698    25,384    72   119,969    98,141     22
      Non-interest
       income           6,607     3,630    82    22,993    16,171     42
      Non-interest
       expense         20,778    11,560    80    55,140    43,317     27
      Income before
       income tax
       expense         29,527    17,454    69    87,822    70,995     24
      Income tax
       expense         12,763     5,385   137    32,250    22,295     45
      Net income      $16,764   $12,069    39   $55,572   $48,700     14

      Net income per
       common share:
        Basic           $0.72     $0.67     7     $2.87     $2.71      6
        Diluted         $0.71     $0.67     6     $2.85     $2.69      6

    Cash dividends paid
     per common share     $--    $0.140  (100)   $0.560    $0.545      3

    SELECTED RATIOS
      Return on
       average assets   1.28%     1.78%   (28)    1.58%     1.88%    (16)
      Return on
       average
       stockholders'
       equity          11.99%    16.89%   (29)   15.13%    18.30%    (17)
      Efficiency
       ratio           39.57%    37.88%     4    36.73%    36.00%      2
      Dividend payout
       ratio            0.00%    20.90%  (100)   18.15%    20.11%    (10)

    YIELD ANALYSIS
     (Fully tax equivalent)
      Total interest-
       earning assets   4.91%     5.74%   (14)    5.08%     5.99%    (15)
      Total interest-
       bearing
       liabilities      1.29%     1.78%   (28)    1.47%     1.98%    (26)
      Net interest
       spread           3.62%     3.96%    (9)    3.61%     4.01%    (10)
      Net interest
       margin           3.84%     4.28%   (10)    3.87%     4.35%    (11)

                                     December 31, 2003     December 31, 2002

    CAPITAL RATIOS
      Tier 1 risk-based capital ratio      10.05%                11.93%
      Total risk-based capital ratio       11.30%                13.01%
      Tier 1 leverage capital ratio         7.94%                10.11%

                              CATHAY GENERAL BANCORP
             CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (Unaudited)

                                                Years ended
    (In thousands, except share         December 31,   December 31,
     and per share data)                   2003           2002     % change

    Assets
    Cash and due from banks               $111,699     $70,777         58
    Federal funds sold and securities
     purchased under agreements
     to resell                              82,000      19,000        332

    Cash and cash equivalents              193,699      89,777        116
    Investment securities                1,681,251     707,725        138
    Loans                                3,306,421   1,877,227         76
       Less: Allowance for loan losses     (65,808)    (24,543)       168
        Unamortized deferred loan fees     (10,862)     (4,606)       136

        Loans, net                       3,229,751   1,848,078         75
    Other real estate owned, net               400         653        (39)
    Affordable housing investments, net     32,976      21,678         52
    Premises and equipment, net             35,624      29,788         20
    Customers' liability on acceptances     11,731      10,608         11
    Accrued interest receivable             21,552      14,453         49
    Goodwill                               241,728       6,552      3,589
    Other intangible assets                 52,730       2,265      2,228
    Other assets                            40,473      22,421         81

        Total assets                    $5,541,915  $2,753,998        101

    Liabilities and Stockholders' Equity
    Deposits
      Non-interest-bearing demand
       deposits                           $633,556    $302,828        109
      Interest-bearing deposits:
        NOW deposits                       279,679     148,085         89
        Money market deposits              657,638     161,580        307
        Savings deposits                   425,076     290,226         46
        Time deposits under $100           559,305     425,138         32
        Time deposits of $100 or more    1,872,827     986,786         90

        Total deposits                   4,428,081   2,314,643         91

    Federal funds purchased and
     securities sold under agreement
     to repurchase                          82,500      28,500        189
    Advances from the Federal Home
     Loan Bank                             258,313      50,000        417
    Other borrowings                        27,622          --        100
    Acceptances outstanding                 11,731      10,608         11
    Junior subordinated notes               53,856          --        100
    Other liabilities                       60,516      62,286         (3)

       Total liabilities                 4,922,619   2,466,037        100

       Total stockholders' equity          619,296     287,961        115

       Total liabilities and
        stockholders' equity            $5,541,915  $2,753,998        101

    Book value per share                   $24.97       $16.00

                              CATHAY GENERAL BANCORP
       CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (Unaudited)

    (In thousands, except      Three months ended       For the year ended
     share and per share          December 31,             December 31,
     data)                     2003         2002        2003        2002

    INTEREST INCOME
    Interest on loans        $42,499      $27,713    $124,031     $107,693
    Interest on securities
     available-for-sale       16,261        8,349      42,767       35,523
    Interest on federal
     funds sold and
     securities
       Purchased under
        agreements to
        resell                   104          156         416          813
    Interest on deposits
     with banks                   18            6          53           32

    Total interest income     58,882       36,224     167,267      144,061

    INTEREST EXPENSE
    Time deposits of
     $100 or more              6,864        5,504      21,808       23,351
    Other deposits             3,506        3,022      11,166       13,388
    Other borrowed funds       2,614          814       7,174        3,181

    Total interest expense    12,984        9,340      40,148       39,920

    Net interest income
     before provision
     for loan losses          45,898       26,884     127,119      104,141
    Provision for loan
     losses                    2,200        1,500       7,150        6,000

    Net interest income
     after provision for
     loan losses              43,698       25,384     119,969       98,141

    NON-INTEREST INCOME
    Securities gains           2,547           45       9,890        1,926
    Letters of credit
     commissions                 859          476       2,395        1,947
    Depository service fees    1,750        1,464       5,940        5,755
    Other operating income     1,451        1,645       4,768        6,543

    Total non-interest
     income                    6,607        3,630      22,993       16,171

    NON-INTEREST EXPENSE
    Salaries and employee
     benefits                 11,768        6,929      32,029       25,716
    Occupancy expense          1,729          973       4,728        3,730
    Computer and equipment
     expense                   1,500          833       3,918        3,225
    Professional services
     expense                   1,195        1,179       4,040        4,036
    FDIC and State
     assessments                 258          128         660          501
    Marketing expense            397          277       1,638        1,405
    Other real estate
     owned expense (income)      253           36         392         (349)
    Operations of
     affordable housing
     investments                 839          505       2,663        2,038
    Amortization of core
     deposit premium           1,037           47       1,180          198
    Other operating expense    1,802          653       3,892        2,817

    Total non-interest
     expense                  20,778       11,560      55,140       43,317

    Income before income
     tax expense              29,527       17,454      87,822       70,995
    Income tax expense        12,763        5,385      32,250       22,295

    Net income                16,764       12,069      55,572       48,700

    Other comprehensive
     income (loss),
     net of tax                1,945         (506)      2,725        1,656

    Total comprehensive
     income                  $18,709      $11,563     $58,297      $50,356

    Net income per
     common share:
        Basic                  $0.72        $0.67       $2.87        $2.71
        Diluted                $0.71        $0.67       $2.85        $2.69

    Cash dividends paid
     per common share            $--        $0.14       $0.56        $0.55
    Basic average
     common shares
     outstanding          23,330,080   17,998,061  19,356,864   17,991,333
    Diluted average
     common shares
     outstanding          23,530,279   18,121,236  19,517,808   18,115,119

                              CATHAY GENERAL BANCORP
          AVERAGE BALANCES - SELECTED CONSOLIDATED FINANCIAL INFORMATION
                                   (Unaudited)

                                         For the three months ended,
    (In thousands)                December 31,   December 31,  September 30,
                                      2003           2002          2003
    Interest-earning assets
    Federal funds sold and
     securities purchased
     under agreements to resell      $52,413       $44,261         $6,054
    Investment securities          1,695,971       637,338        939,232
    Loans and Leases,
     net of unamortized
     deferred loan fees            3,046,301     1,858,162      1,981,930
    Deposits with banks                2,200           787          2,285

        Total interest-earning
         assets                   $4,796,885    $2,540,548     $2,929,501

    Interest-bearing liabilities
    Interest-bearing checking
     deposits                       $857,695      $309,127       $347,965
    Savings deposits                 398,674       286,931        317,156
    Time deposits                  2,256,619     1,401,929      1,494,803
      Total interest-bearing
       deposits                   $3,512,988    $1,997,987     $2,159,924
    Other borrowed funds             469,686        78,826        262,445
      Total interest-bearing
       liabilities                 3,982,674     2,076,813      2,422,369

    Non-interest-bearing
     demand deposits                 546,414       297,245        326,803

        Total deposits and
         other borrowed funds     $4,529,088    $2,374,058     $2,749,172

    Total average assets          $5,189,506    $2,694,679     $3,108,858
    Total average stockholders'
     equity                         $554,510      $283,496       $312,393


                                      For the year ended,
    (In thousands)                December 31,   December 31,
                                      2003           2002

    Interest-earning assets
    Federal funds sold and
     securities purchased under
     agreements to resell            $39,552       $48,966
    Investment securities          1,065,519       644,273
    Loans and Leases, net of
     unamortized deferred
     loan fees                     2,227,335     1,748,274
    Deposits with banks                1,490           894

        Total interest-earning
         assets                   $3,333,896    $2,442,407

    Interest-bearing liabilities
    Interest-bearing checking
     deposits                       $472,242      $294,775
    Savings deposits                 327,336       270,514
    Time deposits                  1,665,114     1,372,854
      Total interest-bearing
       deposits                   $2,464,692    $1,938,143
    Other borrowed funds             260,535        79,209
      Total interest-bearing
       liabilities                 2,725,227     2,017,352

    Non-interest-bearing
     demand deposits                 357,731       274,614

        Total deposits and
         other borrowed funds     $3,082,958    $2,291,966

    Total average assets          $3,524,511    $2,590,426
    Total average
     stockholders' equity           $367,243      $266,120


SOURCE  Cathay General Bancorp
    -0-                             01/27/2004
    /CONTACT: Heng W. Chen of Cathay General Bancorp, +1-213-625-4752/ /Web site: http://www.cathaybank.com /
    (CATY)

CO:  Cathay General Bancorp
ST:  California
IN:  FIN
SU:  ERN